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Exhibit 99.1

Contact:	Dan Northington CompuCredit Corporation 770-206-6200

FOR IMMEDIATE RELEASE:

  CompuCredit Completes Private Equity Placement

    ATLANTA, December 27, 2001—CompuCredit Corporation (NASDAQ: CCRT) announced today that it had raised $40 million of equity capital through a private placement of convertible preferred stock. The securities were purchased by a group of investors that includes J.P. Morgan Corsair II Capital Partners, L.P., Paladin Capital Partners Fund, L.P., and entities controlled by David G. Hanna and Frank J. Hanna, III.

    Corsair, which invested $25 million, is a fund managed by J.P. Morgan Chase & Co. focused on investments in financial services companies worldwide. The Hannas are co-founders and directors of CompuCredit, and David Hanna is the Company's chairman and CEO. The preferred securities are convertible into common stock at a price of $9.14 per share. The full terms and conditions of the preferred stock are being disclosed as an exhibit to a SEC filing by the Company.

    "Given the current difficult market environment, we are very pleased to have been able to attract significant equity capital at good terms from a group of top-quality investors," said David Hanna. "We look forward to continuing to grow our business in partnership with these investors and our management team."

    CompuCredit also announced that it has sold subordinate interests in its securitizations, providing aggregate proceeds of approximately $26 million. Paladin Capital Partners was also one of the purchasers of those subordinate interests.

    CompuCredit Corporation is a credit card company that uses analytical techniques, including sophisticated computer models, to market general-purpose credit cards and related fee-based products and services. Through its Aspire brand and others, the company currently serves more than 2.1 million customers nationwide. Consumers can apply for a card online at www.aspirecard.com, or in Spanish at www.aspireamas.com. Credit cards marketed by CompuCredit are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. For more information about CompuCredit, visit www.compucredit.com.

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  Exhibit 99.1